UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

                                                 Commission File Number 0-23788

(Check One):  [ ] Form 10-K    [ ] Form 20-F    [ ] Form 11-K    [X] Form 10-Q
              [ ] Form N-SAR
              [x] For Period Ended:  September 30, 2004

              [ ] Transition Report on Form 10-K
              [ ] Transition Report on Form 20-F
              [ ] Transition Report on Form 11-K
              [ ] Transition Report on Form 10-Q
              [ ] Transition Report on Form N-SAR
              For the Transition Period Ended:

PART I - REGISTRANT INFORMATION

Full name of Registrant:                     Xechem International, Inc.
Address of Principal Executive Office:       100 Jersey Avenue,
                                             Bldg. B, Suite. 310
City, State and Zip Code:                    New Brunswick, NJ 08901

PART II - RULES 12B-25(B) AND (C)

If the subject report could not be filed without reasonable effort or expense and the registrant seeks relief pursuant to Rule 12B-25(B), the following should be completed. (Check box if appropriate)

       |  (a)  The reasons  described in  reasonable  detail in Part III of this
       |       form  could  not be  eliminated  without  unreasonable  effort or
       |       expense;
       |
       |  (b)  The subject annual report,  semi-annual report, transition report
       |       on Form 10-K, Form 20-F, 11-K, or Form N-SAR, or portion thereof,
       |       will be filed on or before the  fifteenth  calendar day following
  [X]  |       the  prescribed  due date;  or the  subject  quarterly  report of
       |       transition  report on Form 10-Q, or portion thereof will be filed
       |       on or before the fifth  calendar day following the prescribed due
       |       date; and
       |
       |  (c)  The  accountant's  statement  or other  exhibit  required by Rule
       |       12B-25 (c) has been attached if applicable.

PART III - NARRATIVE

All information required to be included in the Form 10-Q is not currently available and the Form 10-Q is still being reviewed. The Company expects to file Form 10-Q within the next five (5) days.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

          Ronald J. Romanowski            (732)                    247-3300
          ----------------------------------------------------------------------
              (Name)                   (Area Code)            (Telephone Number)

--------------------------------------------------------------------------------

(2) Have all other period reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or
     Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports been filed? If answer is no, identify report(s).

                                                                [x] Yes   [ ] No
--------------------------------------------------------------------------------

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report of portion thereof?

                                                                [ ] Yes   [x] No
--------------------------------------------------------------------------------



                           Xechem International, Inc.
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


DATE  November 15, 2004                /s/ Ronald J. Romanowski
      ------------------                   --------------------
                                           Ronald J. Romanowski
                                           Controller